Exhibit (d)(2)

Schedule A

(As of December 3, 2024)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date

Bitwise Web3 ETF	0.85%	9/21/2022	9/30/2022	9/30/2022	9/30/2025
Bitwise Trendwise Bitcoin and Treasuries Rotation Strategy ETF	0.85%	1/18/2023	2/1/2023	2/6/2023	9/30/2025
Bitwise Trendwise Ethereum and Treasuries Rotation Strategy ETF	0.85%	9/6/2023	9/26/2023	10/3/2023	10/3/2025
Bitwise Trendwise BTC/ETH and Treasuries Rotation Strategy ETF	0.85%	9/6/2023	9/26/2023	10/3/2023	10/3/2025